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                                                           EXHIBIT 99.2

CIBER                  CONSULTANTS IN BUSINESS / ENGINEERING / RESEARCH


                         -- CIBER, INC. NEWS RELEASE --

For Immediate Release                             Contact:
                                                  Kara Kennedy
                                                  Shareholder Relations
                                                  303/220-0100

                               CIBER ANNOUNCES NEW
                                  SAP PRACTICE

         Englewood, Colorado - January 28, 1999 - CIBER, Inc. ("CIBER") (NYSE: CBR) announced today the pending closing of a merger with Integration Software Consultants, Inc. ("ISC"), a privately held provider of SAP consulting services, headquartered in Chadds Ford, PA. The merger is scheduled to close next week.

         "For a long time we have wanted to establish a substantial and credible SAP Practice to augment CIBER's industry leading ERP/EAS implementation activity. We had turned away several such opportunities before meeting the Integration Software Consultants' management team. We believe Robert van der Linden, Jeff McDowell and Mark Gaeto will do an excellent job of growing this practice domestically (initially) and internationally (later)," stated Mac Slingerlend, CIBER's President/CEO. We are becoming increasingly "Practice" focused; this addition to our business model will lead CIBER's SAP Practice. This is an exciting kick-start to the #1 platform in ERP/EAS applications solutions," Mr. Slingerlend concluded.

         "We considered several opportunities, but CIBER's consistent performance, pro-active business model and employee culture made a tough decision easier. Our leadership group generally comes out of SAP America and our close ties to SAP will assist the further development of our new Practice with CIBER," said Rob van der Linden, Integration's President.

         Integration Software Consultants generates annualized revenues of approximately $18 million; the combination will be accounted for as a pooling of interests.

         CIBER, Inc. is a premier provider of system integration consulting services. Employing 6,000+ employees located in over 80 offices in more than 20 states plus Canada, CIBER offers leveraged information technology integration solutions in five principal areas: management consulting aligning business/IT solutions (including E-Business, data warehousing and component integration), Enterprise Applications Solutions (EAS/ERP) implementation and outsourcing services, network technology design/integration consulting and professional staff augmentation services. CIBER's wholly-owned subsidiaries include Spectrum Technology Group, Inc., Business Information Technology, Inc., The Summit Group, Inc., CIBER Information Services, Inc. and CIBER Network Services, Inc.

         "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Forward-looking statements involve risks and uncertainties that could cause actual results to vary materially from such statements. Please refer to discussions of certain of these risks and uncertainties in the Company's Annual Reports, 10-Ks, 10-Qs and other Securities and Exchange Commission filings.

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         CIBER, INC., 5251 DTC PARKWAY, SUITE 1400, ENGLEWOOD, CO 80111
                              HTTP://WWW.CIBER.COM